 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-196976

PROSPECTUS SUPPLEMENT NO. 2

Dated July 20, 2017

(To Prospectus dated July 2, 2014)

2,765,500 Shares of Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus, dated July 2, 2014, as supplemented by the prospectus supplement dated July 29, 2016 (“Prospectus”), related to the sale of our common stock, warrants to purchase shares of our common stock, and shares of common stock issuable upon the exercise of warrants, to certain stockholders of Adamis Pharmaceuticals Corporation (the “Company”). This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page S-11 of the Prospectus and in the documents incorporated by reference therein and herein, which describes specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. The Prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

REPRICING OF CERTAIN WARRANTS

On July 20, 2017, the Company entered into Warrant Exercise Agreements with certain warrant holders (“Holders”) that purchased warrants under the Securities Purchase Agreement dated July 29, 2016. Pursuant to the Warrant Exercise Agreements, the Holders agreed to exercise certain warrants for cash in exchange for the Company reducing the current exercise price of their outstanding warrants from $2.98 to $2.78 per share. The Company engaged Maxim Group LLC to advise the Company in connection with the Warrant Exercise Agreements. Maxim Group LLC will be entitled to a fee equal to $76,881.

This Supplement is being filed to reflect the Warrant Exercise Agreements with the Holders and the reduction in the exercise price of the following warrants to $2.78:

Holder	No. Of Warrants Subject to Repricing
Sabby Management, LLC(1)	1,615,500
Heights Capital Management, Inc.	1,150,000

TOTAL	2,765,500

(1)

Sabby Management, LLC is the investment manager of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity.

The date of this Prospectus Supplement No. 2 is July 20, 2017